Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Reports Second Quarter Fiscal 2023 Financial Results and Provides Business Update

●	Closed calendar year 2022 with strong cash position of $11.5 million

●	Approaches completion of enrollment for Ph 2 clinical trial in EB

●	Advances research using rare cannabinoids in treating glaucoma and neurodegenerative diseases such as Alzheimer’s, Huntington’s and Parkinson’s

Vancouver, BC – February 17, 2023 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the pharmaceutical research, development and manufacturing of rare cannabinoids and cannabinoid analogs, today announced financial results for the second quarter of fiscal year 2023 which ended December 31, 2022.

The Company’s full financial statements and related MD&A for the second quarter ended December 31, 2022, are available at www.inmedpharma.com, www.sedar.com and at www.sec.gov.

“This period was another strong operational quarter for the Company as we advanced our pharmaceutical programs, including the launch of INM-900 series compounds for the evaluation of neurodegenerative diseases. We are currently approaching the end of enrollment in our Ph 2 clinical trial in Epidermolysis Bullosa (“EB”). As we move into calendar 2023, we have a strong pipeline of programs at various stages of development”, said Eric A. Adams, President and CEO of InMed. “Fiscal Q2 saw significant cost savings across the different business segments resulting in a reduced cash burn. In addition, our strong cash position of over $11 million enables us to pursue several material milestones throughout calendar 2023.”

Business update

Pharmaceutical Development Programs

INM-755 – Phase 2 Clinical Trial in EB

To date, the Ph 2 clinical trial has enrolled 17 patients of its targeted 20 patients. Several additional prospective patients have been identified for screening at the clinical sites and enrollment is expected to complete at the end of March 2023, with initial read out expected in early calendar 3Q 2023.

INM-088 – Glaucoma Program

The Company continues to conduct the required IND enabling preclinical testing and has planned GLP toxicology studies in mid-2023. Human clinical trials remain on track to commence in calendar 2024.

INM-900 – Neurodegenerative Diseases Program

Two cannabinoid analogs are being assessed in in vivo models of neurodegenerative diseases and the Company expects these studies to be completed and a candidate selected for further development in calendar 2Q 2023. Our research demonstrated the neuroprotective effects of specific cannabinoid analogs and their potential to improve neuronal function.

BayMedica Commercial Business

BayMedica continues to be a leading producer of cannabichromene (CBC) with increased revenue in the last two quarters, including a 46% quarter over quarter increase in fiscal 2Q 2023. Management continues to evaluate strategic options and long-term supply agreements for this business segment.

Financing Activities and Results of Operations (expressed in US Dollars):

On November 21, 2022, the Company closed a private placement of its common shares and issued an aggregate of 1,818,185 common shares (or pre-funded warrants in lieu of), for gross proceeds of approximately $6 million.

For the six months ended December 31, 2022, the Company recorded a net loss of $5.6 million, or $3.54 per share, compared with a net loss of $7.3 million, or $14.03 per share, for the six months ended December 31, 2021.

Research and development and patents expenses were $2.2 million for the six months ended December 31, 2022, compared with $4.0 million for the six months ended December 31, 2021. The decrease in research and development and patents expenses was primarily due to decreased expenditures related to the transition from capital intensive GLP toxicology into relatively less capital intensive clinical trials.

The Company incurred general and administrative expenses of $3.0 million for the six months ended December 31, 2022, compared with $3.2 million for the six months ended December 31, 2021. The decrease was due to lower personnel expenses, insurance fees, investor relation expenses, accounting fees and stock-based compensation expenses, and was partially offset by higher consulting fees and BayMedica operating costs.

Revenues increased by $0.5 million to $0.8 million in our BayMedica segment, or 198%, for the six months ended December 31, 2022, compared to the six months ended December 31, 2021. The increase in sales results from expanded marketing efforts to sell inventory on-hand and the Company acquired BayMedica on October 13, 2021, so the six months ended December 31, 2021 results were approximately 2 and a half months.

At December 31, 2022, the Company’s total issued and outstanding shares were 1,589,992. Subsequent to quarter end, 1,738,204 pre-funded warrants were exercised. As of the date of these filings, the issued and outstanding shares are 3,328,196. During the three and six months ending December 31, 2022, the weighted average number of common shares was 2,300,526 and 1,583,073, which is used for the calculation of loss per share for the respective interim periods.

At December 31, 2022, the Company’s cash, cash equivalents and short-term investments were $11.5 million, which compares to $6.2 million at June 30, 2022. The increase in cash, cash equivalents and short-term investments during the six months to December 31, 2022, was primarily the result of both the September 13, 2022 and November 21, 2022 private placements partially offset by cash outflows from operating activities. With the completion of recent financings and depending on how we prioritize investment into our various development activities, InMed has a projected cash runway to the end of calendar 2023, allowing the Company to pursue certain material milestones over the coming year which we believe will increase shareholder value.

Table 1: Condensed Consolidated Interim Balance Sheets:

InMed Pharmaceuticals Inc.

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS (unaudited)

As at December 31, 2022 and June 30, 2022

Expressed in U.S. Dollars

	December 31,	June 30,
	2022	2022
	$	$
ASSETS
Current
Cash and cash equivalents	11,452,578	6,176,866
Short-term investments	43,053	44,804
Accounts receivable, net	81,647	88,027
Inventories	1,613,506	2,490,854
Prepaids and other current assets	826,931	797,225
Total current assets	14,017,715	9,597,776

Non-Current
Property, equipment and ROU assets, net	703,922	904,252
Intangible assets, net	2,026,929	2,108,915
Other assets	171,130	176,637
Total Assets	16,919,696	12,787,580

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	1,970,265	2,415,265
Current portion of lease obligations	414,307	404,276
Deferred rent	16,171	-
Acquisition consideration payable	-	500,000
Total current liabilities	2,400,743	3,319,541

Non-current
Lease obligations, net of current portion	183,902	389,498
Total Liabilities	2,584,645	3,709,039

Shareholders’ Equity
Common shares, no par value, unlimited authorized shares:
1,589,992 (June 30, 2022 - 650,667) issued and outstanding	74,862,424	70,718,461
Additional paid-in capital	38,407,932	31,684,098
Accumulated deficit	(99,063,874)	(93,452,587)
Accumulated other comprehensive income	128,569	128,569
Total Shareholders’ Equity	14,335,051	9,078,541
Total Liabilities and Shareholders’ Equity	16,919,696	12,787,580

Table 2: Condensed Consolidated Interim Statements of Operations:

InMed Pharmaceuticals Inc.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS (unaudited)

For the three and six months ended December 31, 2022 and 2021

Expressed in U.S. Dollars

	Three Months Ended		Six Months Ended
	December 31		December 31
	2022	2021	2022	2021
	$	$	$	$

Sales	469,783	265,092	790,571	265,092
Cost of sales	338,620	153,537	573,654	153,537
Inventory write-down	-	-	576,772	-
Gross profit (loss)	131,163	111,555	(359,855)	111,555

Operating Expenses
Research and development and patents	851,356	2,537,070	2,230,009	4,028,322
General and administrative	1,464,879	1,836,786	3,025,356	3,209,653
Amortization and depreciation	49,049	49,797	98,097	78,329
Total operating expenses	2,365,284	4,423,653	5,353,462	7,316,304

Other Income (Expense)
Interest and other income	115,797	26,277	188,384	31,425
Foreign exchange gain (loss)	20,237	3,007	(76,554)	(81,105)
Loss before income taxes	(2,098,087)	(4,282,814)	(5,601,487)	(7,254,429)

Tax expense	(3,000)	-	(9,800)	-
Net loss for the period	(2,101,087)	(4,282,814)	(5,611,287)	(7,254,429)

Net loss per share for the period
Basic and diluted	(0.91)	(7.73)	(3.54)	(14.03)
Weighted average outstanding common shares
Basic and diluted	2,300,526	553,894	1,583,073	516,933

Table 3: Condensed Consolidated Interim Statements of Cash Flows:

InMed Pharmaceuticals Inc.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS (unaudited)

For the six months ended December 31, 2022 and 2021

Expressed in U.S. Dollars

	2022	2021
	$	$
Cash provided by (used in):

Operating Activities
Net loss	(5,611,287)	(7,254,429)
Items not requiring cash:
Amortization and depreciation	98,097	78,329
Share-based compensation	187,318	325,921
Amortization of right-of-use assets	197,767	126,080
Loss on disposal of assets	-	11,355
Interest income received on short-term investments	(418)	-
Unrealized foreign exchange loss	2,167	1,038
Inventory write-down	576,772	-
Bad debts	25,085	-
Changes in operating assets and liabilities:
Inventories	300,576	(501,700)
Prepaids and other currents assets	(29,706)	847,374
Other non-current assets	5,507	6,030
Accounts receivable	(18,705)	(2,285)
Accounts payable and accrued liabilities	(508,871)	296,437
Deferred rent	16,171	3,248
Lease obligations	(209,112)	(125,123)
Total cash used in operating activities	(4,968,639)	(6,187,725)

Investing Activities
Cash acquired from acquisition of BayMedica	-	91,566
Payment of acquisition consideration payable	(500,000)	-
Purchase of property and equipment	-	(35,555)
Total cash (used in) provided by investing activities	(500,000)	56,011

Financing Activities
Shares issued for cash	12,000,262	12,000,001
Share issuance costs	(1,255,911)	(1,294,247)
Repayment of debt	-	(232,202)
Settlement of debt upon acquisition of subsidiary	-	(425,000)
Total cash provided by financing activities	10,744,351	10,048,552
Increase in cash during the period	5,275,712	3,916,838
Cash and cash equivalents beginning of the period	6,176,866	7,363,126
Cash and cash equivalents end of the period	11,452,578	11,279,964

About InMed:

InMed Pharmaceuticals is a global leader in the research, development and manufacturing of rare cannabinoids, including clinical and preclinical programs targeting the treatment of diseases with high unmet medical needs. We also have significant know-how in developing proprietary manufacturing approaches to produce cannabinoids for various market sectors. For more information, visit www.inmedpharma.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

and Corporate Communications

T: +1.604.416.0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: having a unique offering as the only company that has the breadth and depth in cannabinoid drug research, development and significant manufacturing know; several material milestones anticipated in the coming quarters; additional prospective patients have been identified for screening; advancing preclinical toxicology and having planned GLP studies planned for 2023 in advance of human clinical trials; being on track to begin the clinical trial in 2024; expecting in vivo studies to be completed and a candidate selected for further development in calendar 2Q 2023; BayMedica continuing to be a leading producer of CBC globally; having a strong pipeline of programs at various stages of development evaluating strategic options and long-term supply agreements for the BayMedica commercial segment; having projected cash runway to the end of calendar 2023, depending on how we prioritize our investment into various development activities; belief that hitting certain material milestones will increase shareholder value; all plans for our preclinical and clinical programs; being a global leader in the manufacturing and development of rare cannabinoids and delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs.

With respect to the forward-looking information contained in this news release, InMed has made numerous assumptions. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.